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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER, dated as of March 31, 1997 (this "Agreement"), by and among Aurora Electronics, Inc., a Delaware corporation ("Aurora"), Aurora Electronics Group, Inc., a California corporation and wholly-owned subsidiary of Aurora ("AEG"), MicroLine, Inc., a New Jersey corporation ("MicroLine"), and the stockholders of MicroLine named on the signature pages of this Agreement (the "Stockholders"). Aurora and AEG are sometimes referred to in this Agreement as the "Aurora Companies."

                                   BACKGROUND

         MicroLine, on the terms and subject to the conditions of this Agreement and in accordance with the California General Corporation Law ("California Law") and the New Jersey Business Corporation Act ("New Jersey Law"), will merge with and into AEG (the "Merger"), and pursuant thereto, the issued and outstanding shares of MicroLine common stock, no par value per share ("MicroLine Common Stock"), will be converted into the right to receive shares of Aurora common stock, $0.03 par value per share ("Aurora Common Stock").

         Articles I and II will constitute a "plan of merger" for the purposes of California Law and New Jersey Law.

         THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which all parties mutually acknowledge, the parties, intending to be legally bound, agree as follows:

                                    ARTICLE I

                                   THE MERGER

         SECTION 1.01. The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with California Law and New Jersey Law, at the Effective Time (as defined in Section 1.02), MicroLine will be merged with and into AEG. As a result of the Merger, the separate corporate existence of MicroLine will cease and AEG will continue as the surviving corporation of the Merger (the "Surviving Corporation"), with MicroLine operating as a division of AEG.

         SECTION 1.02. Closing; Closing Date; Effective Time. Unless this Agreement has been terminated pursuant to Section 8.01, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the Merger and the closing of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of MicroLine, Inc., 89 Park Avenue, Flemington, New Jersey 08822 on April 1, 1997 (provided, that the conditions set forth in Article VII have been satisfied or waived at or prior to such time) or as soon as practicable (but in any event within two business days) after the satisfaction or waiver of the conditions as set forth in Article VII, or at such other date, time, and place as Aurora and MicroLine agree. The date on which the Closing takes place is referred to as the "Closing Date." As promptly as practicable on the Closing Date, the parties will cause the Merger to be consummated by filing articles or a certificate of merger (together, the "Certificate of Merger") with the Secretary of State of the States of California and New Jersey, in such form as required by, and executed in accordance with the relevant provisions of, California Law and New Jersey Law,

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respectively, (the date and time of the last such filing, or such later date or time agreed upon by the Aurora and MicroLine and set forth in the Certificate of Merger, being the "Effective Time").

         SECTION 1.03. Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in the applicable provisions of California Law and New Jersey Law.

         SECTION 1.04. Certificate of Incorporation; Bylaws. At the Effective Time, the certificate of incorporation of AEG, as in effect immediately prior to the Effective Time, will be the certificate of incorporation of the Surviving Corporation and thereafter will continue to be its certificate of incorporation until amended as provided in such certificate of incorporation and pursuant to California Law. At the Effective Time, the bylaws of AEG, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation and thereafter will continue to be its bylaws until amended as provided in such bylaws and pursuant to California Law.

         SECTION 1.05. Directors and Officers. The directors of AEG immediately prior to the Effective Time will be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and the officers of AEG immediately prior to the Effective Time will be the officers of the Surviving Corporation, each to hold office in accordance with the bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

         SECTION 2.01. Merger Consideration; Conversion and Cancellation of MicroLine Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Aurora Companies, MicroLine, or their respective stockholders:


                  (a) Subject to the other provisions of this Article II, the issued and outstanding shares of MicroLine Common Stock immediately prior to the Effective Time will be converted into the right to receive the Merger Shares (as defined in Section 2.01(b)), and each share of MicroLine Common Stock issued and outstanding immediately prior to the Effective Time (excluding any MicroLine Common Stock described in
         Section 2.01(d)) will be converted into the right to receive [Merger Shares/100] shares of Aurora Common Stock (the "Merger Consideration").

                  (b) The Merger Shares will be equal to the number of shares of Aurora Common Stock with a Fair Market Value (as defined below) equal to $560,000 less the liabilities of MicroLine set forth on Schedule 2.01(b) to the Disclosure Schedule. The "Fair Market Value" of Aurora Common Stock means the average closing sales price of Aurora Common Stock as reported by the American Stock Exchange for the thirty trading days immediately preceding the date that is two days before the Closing.

                  (c) Notwithstanding the foregoing, if, between the date of this Agreement and the Effective Time, the outstanding shares of Aurora Common Stock or MicroLine Common Stock have been changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares,




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         or similar occurrence, the Merger Consideration will be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares, or similar occurrence.

                  (d) Notwithstanding any provision of this Agreement to the contrary, each share of MicroLine Common Stock held in the treasury of MicroLine immediately prior to the Effective Time will be canceled and extinguished without any conversion thereof and no payment will be made with respect thereto.

                  (e) All shares of MicroLine Common Stock will cease to be outstanding and will automatically be canceled and retired, and each certificate previously evidencing MicroLine Common Stock outstanding immediately prior to the Effective Time (other than MicroLine stock described in Section 2.01(d)) (the "Converted Shares") will thereafter represent the right to receive the applicable portion of the Merger Consideration. The holders of certificates previously evidencing Converted Shares will cease to have any rights with respect to such Converted Shares, except as otherwise provided in this Agreement or by applicable law. Such certificates previously evidencing Converted Shares will be exchanged for certificates evidencing whole shares of Aurora Common Stock upon the surrender of such certificates in accordance with the provisions of Section 2.02. No fractional shares of Aurora Common Stock will be issued in connection with the Merger; instead, on each occasion that shares of Aurora Common Stock are issuable to a Stockholder pursuant to this Section 2.01, such number of shares will be rounded up to the nearest whole share.

         SECTION 2.02. Exchange and Surrender of Certificates.

                  (a) As soon as practicable at or after the Effective Time, each holder of a certificate previously evidencing Converted Shares will be entitled, upon surrender of such certificate to Aurora, to receive in exchange for such certificate a certificate or certificates representing the Merger Consideration into which the Converted Shares so surrendered have been converted as described in Section 2.01, in such denominations and registered in such names as such holder may request. Until so surrendered and exchanged, each certificate previously evidencing Converted Shares will represent solely the right to receive the Merger Consideration.

                  (b) All shares of Aurora Common Stock issued upon the surrender for exchange of certificates previously representing Converted Shares in accordance with the terms of this Agreement will be deemed to have been issued in full satisfaction of all rights pertaining to such Converted Shares. At and after the Effective Time, there will be no further registration of transfers on the stock transfer books of the Surviving Corporation of MicroLine Common Stock that was outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates that previously evidenced Converted Shares are presented to the Surviving Corporation for any reason, they will be canceled and exchanged as provided in this Article II.

                  (c) At the Closing, Aurora will deliver to each record holder of MicroLine Common Stock who does not surrender certificates representing such stock at the Closing a letter of transmittal, substantially in the form of Exhibit A, and other appropriate materials for use in surrendering certificates as contemplated by this Agreement. Certificates representing shares of Aurora Common Stock will be issued only to the holders of record of MicroLine Common Stock at the Effective Time.




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         SECTION 2.03. Legend on Stock. Each certificate representing shares of
Aurora Common Stock to be issued in the Merger will bear substantially the following legend:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE APPLICABLE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED, OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE REQUIREMENTS OF ALL SUCH LAWS.


                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF MICROLINE
                              AND THE STOCKHOLDERS

         MicroLine, Thomas M. Peck and Anthony Duca hereby jointly and severally, and the remaining Stockholders hereby severally and solely with respect to their capital ownership interests, represent and warrant to the Aurora Companies as follows:

         SECTION 3.01. Organization and Qualification; Stockholders. MicroLine is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Jersey, has all requisite power and authority to own, lease, and operate its properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a MicroLine Material Adverse Effect. "MicroLine Material Adverse Effect" means any change, effect, or condition that, individually or when taken together with all other such changes, effects, or conditions, would be materially adverse to the business, operations, assets, financial condition, results of operations, or prospects of MicroLine. The Stockholders beneficially and of record own the number of shares of MicroLine Common Stock set forth opposite their names on
Schedule 3.01 of the Disclosure Schedule attached to this Agreement and made a part of this Agreement (the "Disclosure Schedule"), free and clear of all security interests, liens, claims, pledges, agreements, limitations on voting rights, charges, and all other adverse claims.

         SECTION 3.02. Charter and Bylaws. MicroLine has furnished to Aurora true, complete, and correct copies of the certificate of incorporation and bylaws of MicroLine, as amended or restated to the date of this Agreement. MicroLine is not in violation of any of the provisions of its certificate of incorporation or bylaws and such certificates and bylaws remain in full force and effect.

         SECTION 3.03.     Capitalization.

                  (a) The authorized capital stock of MicroLine consists of (i) 1,000 shares of MicroLine Common Stock, of which 100 shares are issued and outstanding. No shares of capital stock of MicroLine are reserved for any purpose. Each of the outstanding shares of capital stock of MicroLine is duly authorized, validly issued, and fully paid and nonassessable, and has not been issued in violation of (nor are any of the authorized shares of capital stock of MicroLine subject to) any preemptive or similar rights under the certificate of incorporation or bylaws of



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         MicroLine, federal or state securities laws, or any agreement to which
         MicroLine is a party or by which it is bound.

                  (b) MicroLine does not (i) directly or indirectly own, (ii) have any agreement to purchase or otherwise acquire, or (iii) hold any interest convertible into or exchangeable or exercisable for, any equity interest in any Person.

                  (c) Except as set forth on Schedule 3.03(c) to the Disclosure Schedule, there are no options, warrants, or other rights, agreements, arrangements, or commitments of any character to which MicroLine is a party or by which it is bound relating to the issued or unissued capital stock or other securities of MicroLine or obligating MicroLine to grant, issue, or sell any shares of its capital stock or other securities. Except as set forth in Schedule 3.03(c) to the Disclosure Schedule, there are no agreements, arrangements, or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of MicroLine. There are no voting trusts, proxies, or other agreements or understandings to which MicroLine is a party or by which MicroLine is bound with respect to the voting of any shares of capital stock of MicroLine.

                  (d) There are no obligations, contingent or otherwise, of MicroLine to (i) repurchase, redeem, or otherwise acquire any shares of MicroLine Common Stock or other capital stock or other securities of MicroLine; or (ii) provide material funds to, or make any material investment in (in the form of a loan, capital contribution, or otherwise), or provide any guarantee with respect to the obligations of any Person.

         SECTION 3.04. Authority. MicroLine has all requisite corporate power and authority to execute and deliver this Agreement and the other documents contemplated by this Agreement (the "Ancillary Agreements") to which it is a party, to perform its obligations thereunder, and to consummate the transactions contemplated thereby. Each Stockholder has full legal authority and capacity to execute and deliver this Agreement and the Ancillary Agreements to which he or she is a party, to perform his or her obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which MicroLine is a party by MicroLine and the consummation by MicroLine of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of MicroLine or its stockholders are necessary to authorize this Agreement or the Ancillary Agreements to which MicroLine is a party or to consummate the transactions contemplated hereby or thereby. This Agreement and the Ancillary Agreements have been duly executed and delivered by MicroLine and the Stockholders that are parties thereto and, assuming the due authorization, execution, and delivery of this Agreement by the Aurora Companies, constitute the legal, valid, and binding obligations of MicroLine and the Stockholders, as the case may be, enforceable in accordance with their respective terms.

         SECTION 3.05. No Conflict; Required Filings and Consents.

                  (a) Except as set forth in Schedule 3.05(a) to the Disclosure Schedule, the execution and delivery of this Agreement and the Ancillary Agreements by MicroLine and the Stockholders do not, and the consummation of the transactions contemplated thereby will not, (i) conflict with or violate the certificate of incorporation or bylaws, as amended or restated to the date of this Agreement, of MicroLine; (ii) to the knowledge of MicroLine and the Stockholders, conflict with or violate in any material respect any federal, state, foreign, or local law, statute,



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         ordinance, rule, regulation, order, judgment, or decree, including, without limitation, laws relating to employment discrimination, fair employment practices, fair labor standards, equal employment opportunity, individual or collective employee rights, and occupational health and safety (collectively, "Laws") applicable to the Stockholders or MicroLine or by which any of their respective properties is bound or subject; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to any other Person any rights of termination, amendment, acceleration, or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of MicroLine pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which MicroLine is a party or by or to which MicroLine or any of their respective properties is bound or subject.

                  (b) The execution and delivery of this Agreement and the Ancillary Agreements by MicroLine or the Stockholders do not, and consummation of the transactions contemplated hereby and thereby will not, require MicroLine or any Stockholder to obtain any consent, license, permit, approval, waiver, authorization, or order of, or to make any filing with or notification to, any governmental or regulatory authority, domestic or foreign (collectively, "Governmental Entities"), except the filing and recordation of the Articles of Merger as required by California Law and New Jersey Law.

         SECTION 3.06. Permits; Compliance. MicroLine is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals, and orders necessary to own, lease, and operate its properties and to carry on its business as it is now being conducted and currently proposed to be conducted (collectively, the "MicroLine Permits"), and there is no action, proceeding, or investigation pending or, to the knowledge of MicroLine or any Stockholder, threatened regarding suspension or cancellation of any of the MicroLine Permits. Except for instances that would not have a MicroLine Material Adverse Effect, MicroLine is not in material conflict with or in material default or material violation of
(a) any Law applicable to MicroLine or by or to which any of its properties is bound or to which they may be subject or (b) any of MicroLine Permits. MicroLine has not received any written notice with respect to possible conflicts, defaults, or violations of Laws from any Governmental Entity.

         SECTION 3.07. Financial Statements. Attached as Schedule 3.07(a) of the Disclosure Schedule are true, correct, and complete copies of (a) the reviewed consolidated financial statements of MicroLine as of and for the years ended March 31, 1996 (the "Balance Sheet Date") and March 31, 1995, including balance sheets and statements of income, cash flows, and changes in stockholders' equity, for such periods and (b) the interim consolidated financial statements of MicroLine as of and for the period ended February 28, 1997, including a balance sheet as of such date and statements of income, cash flow, and stockholders' equity (collectively, the "Financial Statements"). The Financial Statements present fairly, in all material respects, the financial position of MicroLine at the dates shown and the results of operations and cash flows for the periods covered in accordance with generally accepted accounting principles applied on a consistent basis (except with respect to the recordation of recurring items of income). Except for (i) liabilities reflected in the latest balance sheet; (ii) current liabilities of the same type and relative amount as those reflected in the latest balance sheet (that would be disclosed under the same captions in a balance sheet prepared in accordance with generally accepted accounting principles, consistently applied, except for the recordation of recurring items of income) incurred in the ordinary course of business, consistent with past practice, since the Balance Sheet Date; and (iii) liabilities disclosed in Schedule 3.07(b) of the Disclosure Schedule, MicroLine has no material liabilities of any


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         sort, whether absolute or contingent, due or to become due, known or unknown, asserted or unasserted (collectively, "Liabilities").

         SECTION 3.08. Absence of Certain Changes or Events. Except as contemplated by this Agreement or as set forth in Schedule 3.08 to the Disclosure Schedule, since the Balance Sheet Date, MicroLine has conducted its business only in the ordinary course and in a manner consistent with past practice, and there has not been (a) any material damage, destruction, or loss (whether or not covered by insurance) with respect to any assets of MicroLine;
(b) any change by MicroLine in its accounting or tax reporting methods, principles, or practices; (c) any declaration, setting aside, or payment of any dividends or distributions in respect of shares of MicroLine Common Stock, or any redemption, repurchase, or other acquisition by MicroLine of any of MicroLine's securities; (d) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase, or other employee benefit plan, or any increase in the compensation payable or to become payable to directors, officers, or employees of MicroLine; (e) any entry by MicroLine into any material commitment or transaction not in the ordinary course of business and consistent with past practice (other than this Agreement and the transactions contemplated by this Agreement); (f) any increase in indebtedness for borrowed money; or (g) any MicroLine Material Adverse Effect.

         SECTION 3.09. Absence of Litigation. There is no claim, action, suit, litigation, proceeding, arbitration, or investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of MicroLine or any Stockholder, threatened against MicroLine or any properties or rights of MicroLine, or relating to this Agreement or the transactions contemplated by this Agreement, and MicroLine is not subject to any continuing order of, consent decree, settlement agreement, or other similar written agreement with, or continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree, or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders.

         SECTION 3.10. Employee Benefit Plans; Labor Matters.

                  (a) Set forth in Schedule 3.10(a) to the Disclosure Schedule is a complete and correct list of all "employee benefit plans" (as defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all plans or policies providing for "fringe benefits" (including but not limited to vacation, paid holidays, personal leave, employee discount, educational benefit, or similar programs), and each other bonus, incentive, compensation, deferred compensation, profit sharing, stock, severance, retirement, health, life, disability, group insurance, employment, stock option, stock purchase, stock appreciation right, supplemental unemployment, layoff, consulting, or any other similar plan, agreement, policy, or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow, or other agreement related thereto that (i) is or has been established, maintained, or contributed to by MicroLine or any ERISA Affiliate (as defined below) or with respect to which MicroLine or any ERISA Affiliate has any liability, or (ii) provides benefits, or describes policies or procedures applicable, to any officer, employee, director, former officer, former employee, or former director of MicroLine or any ERISA Affiliate, or any dependent thereof, regardless of whether funded (each, an "Employee Plan," and collectively, the "Employee Plans"). For purposes of this Agreement, "ERISA Affiliate" means MicroLine and each Person or other trade or business, whether or not incorporated, that is or has been treated as a single employer or controlled group member with MicroLine pursuant to Code section 414 or ERISA section 4001.

                  (b) No written or oral representations have been made to any employee or officer or former employee or officer of MicroLine promising or guaranteeing any coverage under any employee welfare plan for any period of time beyond the end of the current plan year (except to the extent of coverage required under Code section 4980B), and no Employee Plan provides benefits to any employee of MicroLine or any ERISA Affiliate or any employee's dependents after the employee terminates employment other than as required by law. The consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting, or increase the amount of compensation (including amounts due under Employee Plans) due to any employee, officer, former employee, or former officer of MicroLine.

                  (c) With respect to each Employee Plan, MicroLine has furnished to Aurora true, correct, and complete copies of (i) the plan documents and summary plan description; (ii) the most recent determination letter received from the Internal Revenue Service; (iii) the annual reports required to be filed for the two most recent plan years of each such Employee Plan; (iv) all related trust agreements, insurance contracts; or other funding agreements that implement such Employee Plan; and (v) all other documents, records, or other materials related thereto requested by the Aurora Companies.

                  (d) To the knowledge of MicroLine and the Stockholders, neither MicroLine, nor any ERISA Affiliate, nor any plan fiduciary of any Employee Plan has engaged in any transaction in violation of section 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in section 4975(c)(1) of the Code), that could subject MicroLine, any ERISA Affiliate, or the Aurora to any taxes, penalties, or other liabilities resulting from such prohibited transaction. To the knowledge of MicroLine and the Stockholders, no condition exists that would subject MicroLine, any ERISA Affiliate, or the Aurora to any excise tax, penalty tax, or fine related to any Employee Plan.

                  (e) There are no agreements that will or may provide payments to any officer, employee, stockholder, or highly compensated individual that will be "parachute payments" under Code section 280G that are nondeductible to MicroLine or subject to tax under Code section 4999 for which MicroLine or any ERISA Affiliate would have withholding liability.

                  (f) There is no Employee Plan that is or was subject to Part 3 of Title I of ERISA or Title IV of ERISA; each Employee Plan has been operated in all material respects in compliance with ERISA, the Code, and all other applicable laws; none of the Employee Plans is or was a "multiple employer plan" or "multiemployer plan" (as described or defined in ERISA or the Code), nor has MicroLine or any ERISA Affiliate ever contributed or been required to contribute to any such plan; there are no material unfunded liabilities existing under any Employee Plans; and each Employee Plan that has not been terminated could be terminated as of the Closing Date without any material liability to the Aurora Companies, MicroLine, or any ERISA Affiliate. All contributions required to be made to the Employee Plans have been made timely.

                  (g) Except as set forth on Schedule 3.10(g) to the Disclosure Schedule, MicroLine is not a party to or bound by any severance agreements, programs, policies, plans, or arrangements, whether or not written. Schedule 3.10(g) to the Disclosure Schedule sets forth, and MicroLine has provided to Aurora true and correct copies of, (i) all employment agreements with officers or employees of MicroLine; (ii) all agreements with consultants of MicroLine obligating MicroLine to make annual cash payments in an amount exceeding $10,000; and (iii) all noncompetition agreements with MicroLine.

                  (h) MicroLine has not amended or taken any other action with respect to any of the Employee Plans or any of the plans, programs, agreements, policies, or other arrangements described in this Section
         3.10 since the Balance Sheet Date.

         SECTION 3.11. Taxes.

                  (a) All returns and reports (the "Tax Returns") of or with respect to any Tax that are required to be filed by or with respect to MicroLine or its business or activities have, to the knowledge of MicroLine and the Stockholders, been duly and timely filed. All items of income, gain, loss, deduction, and credit or other items required to be included in each such Tax Return have, to the knowledge of MicroLine and the Stockholders, been included, and all information provided in each such Tax Return is true, correct, and complete. All Taxes that have been or are due have been timely paid in full. MicroLine is not subject to taxation by any jurisdiction where MicroLine does not file Tax Returns. All withholding Tax requirements imposed on or with respect to MicroLine have been satisfied in full in all respects. No penalty, interest, or other charge is due with respect to the late filing of any such Tax Return or late payment of any such Tax. MicroLine has disclosed on its federal income Tax Returns all positions taken that could give rise to a substantial understatement of federal income Tax within the meaning of Code section 6662.

                  (b) Except as set forth on Schedule 3.11(b) to the Disclosure Schedule, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to MicroLine nor any waiver or agreement for any extension of time for the assessment, collection, or payment of any Tax of or with respect to MicroLine.

                  (c) There are no pending audits, actions, proceedings, investigations, disputes, or claims with respect to or against MicroLine for or with respect to any Taxes; no assessment, deficiency, or adjustment has been assessed or proposed with respect to any Tax Return of or with respect to MicroLine; and there is no reasonable basis on which any claim for material Taxes can be asserted against MicroLine. MicroLine has delivered to the Aurora correct and complete copies of all Tax Returns, examination reports, and statements of any deficiencies assessed against or agreed to by MicroLine since MicroLine's inception.

                  (d) The total amounts set up as liabilities for current and deferred Taxes in the latest Balance Sheet are sufficient to cover the payment of all Taxes, whether or not assessed or disputed, that are or will be due by or with respect to MicroLine up to and through the Closing Date.

                  (e) Except for inchoate statutory liens for current Taxes not yet due, no liens for Taxes exist upon the assets of MicroLine.

                  (f) MicroLine will not be required to include any amount in income for any taxable period beginning after the Balance Sheet Date as a result of a change in accounting method for any taxable period ending on or before the Balance Sheet Date or pursuant to any agreement with any Tax authority with respect to any such taxable period.

                  (g) No property of MicroLine is held in an arrangement for which partnership Tax Returns are being filed, and MicroLine does not own any interest in any controlled foreign corporation (as defined in section 957 of the Code), passive foreign investment company (as defined in section 1296 of the Code), foreign trust, or other Person the income of which is required to be included in the income of MicroLine.

                  (h) No property of MicroLine is subject to a safe-harbor lease (pursuant to section 168(f) (8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is "tax-exempt use property" (within the meaning of section 168(h) of the Code) or "tax-exempt bond financed property" (within the meaning of section 168(g) (5) of the Code).

                  (i) None of the transactions contemplated by this Agreement will result in any Tax liability or the recognition of any item of income or gain to MicroLine.

                  (j) MicroLine has not made an election under section 341(f) of the Code. MicroLine is not a United States real property holding corporation within the meaning of Code section 897(c)(2) during the applicable period specified in Code section 897(c)(1)(A)(ii).

         SECTION 3.12. Certain Business Practices. To the knowledge of MicroLine and the Stockholders, neither MicroLine nor any director, officer, agent, or employee of MicroLine has (a) used any funds on behalf of MicroLine for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other unlawful payment.

         SECTION 3.13. Environmental Matters. (a) To the knowledge of MicroLine and the Stockholders, the properties, operations, and activities of MicroLine comply currently with, and have at all times complied with, all applicable Environmental Laws (as defined below); (b) MicroLine (or its properties or operations) is not subject to any existing, pending, or, to the knowledge of MicroLine or any Stockholder, threatened action, suit, claim, investigation, inquiry, or proceeding by or before any Governmental Entity under any Environmental Law; (c) to the knowledge of MicroLine and the Stockholders, there are no physical or environmental conditions existing on any property used by MicroLine or resulting from MicroLine's operations or activities, past or present, at any location, that would give rise to any on-site or off-site remedial obligations or other liabilities imposed under any Environmental Laws or that would affect the soil, groundwater, surface water, or human health; (d) to the knowledge of MicroLine and the Stockholders, there has been no exposure of any Person or property to hazardous substances or any pollutant or contaminant, nor has there been any release of hazardous substances or any pollutant or contaminant into the environment, by MicroLine or in connection with its properties or operations; and (e) MicroLine has made available to the Aurora all internal and external environmental audits and studies and all correspondence on environmental matters in the possession of MicroLine relating to any of the current or former properties or operations of MicroLine.

         For purposes of this Agreement, the term "Environmental Laws" means any and all Laws, statutes, ordinances, rules, regulations, or orders of any Governmental Entity pertaining to health or the environment currently in effect in any and all jurisdictions in which MicroLine owns property or conducts business, including without limitation, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended; the Resource Conservation and

Recovery Act of 1976 ("RCRA"), as amended; any state Laws implementing the foregoing federal laws; and all other environmental conservation or protection Laws. For purposes of this Agreement, the terms "hazardous substance" and "release" have the meanings specified in CERCLA and RCRA, and the term "disposal" has the meaning specified in RCRA; provided, however, that to the extent the laws of the state in which the property is located establish a meaning for "hazardous substance," "release," or "disposal" that is broader than that specified in either CERCLA or RCRA, such broader meaning will apply.

         SECTION 3.14. Brokers; Other Transactions. No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of MicroLine or any Stockholder. MicroLine and the Stockholders represent and warrant to Aurora that they are not party or subject to any actual or prospective agreement, arrangement, or understanding, written or oral, express or implied, involving any transaction that is inconsistent with their execution and delivery of this Agreement.

         SECTION 3.15. Insurance. Schedule 3.15 to the Disclosure Statement lists all insurance policies currently in effect under which MicroLine is a beneficiary or an insured. Such insurance coverage will remain in effect (or will be replaced by similar policies) with respect to MicroLine and its properties as to all events occurring on or prior to the Effective Time. As of the date of this Agreement, MicroLine has not received any notice that any of the policies listed on Schedule 3.15 to the Disclosure Statement have been or will be canceled prior to its scheduled termination date, or would not be renewed substantially on the same terms now in effect if the insured party requested renewal or has received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years. MicroLine is not in material default under any such policy and all premiums due and payable with respect to such coverage have been paid or accrued.

         SECTION 3.16. Properties. MicroLine does not own any real estate. Except for liens arising in the ordinary course of business after the date of this Agreement and properties and assets disposed of in the ordinary course of business after the Balance Sheet Date, MicroLine has good and marketable title, free and clear of all liens and adverse claims, to all of its properties and assets, whether tangible or intangible, reflected in the latest Balance Sheet as being owned by MicroLine as of such date or purported to be owned on the date of this Agreement. All buildings and all fixtures, equipment, and other property and assets that are material to the business of MicroLine and are held under leases by MicroLine are held under valid instruments enforceable by MicroLine in accordance with their respective terms. The properties and equipment of MicroLine, including without limitation their information systems, (i) have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted, and (ii) are adequate for the uses to which they are being put and, following the Merger and the consummation of the other transactions contemplated hereby, will have sufficient capacity to conduct MicroLine's business in the same manner and with the same degree of profitability as such business is presently conducted.

         SECTION 3.17 Intellectual Property. Schedule 3.17 to the Disclosure Schedule sets forth a complete and correct list of each patent application, trademark (whether or not registered), trademark application, trade name, service mark, copyright and other proprietary intellectual property (including, without limitation, proprietary computer software, whether in object or source form) (the "Intellectual Property") owned or used by MicroLine. To the best of MicroLine's and the Stockholders' knowledge, the Intellectual Property is valid and enforceable, and MicroLine has the exclusive right to use such Intellectual Property. To the knowledge of MicroLine and the Stockholders, the current use by

MicroLine of such Intellectual Property does not infringe the rights of any other Person, and no other Person is infringing the rights of MicroLine in any such Intellectual Property.

         SECTION 3.18. Certain Contracts; Licenses; Etc.

                  (a) Schedule 3.18(a) to the Disclosure Schedule lists, as of the date of this Agreement, each agreement, contract, or commitment to which MicroLine is a party or by which MicroLine is bound (i) involving a lease for real property or consideration during the previous twelve months in excess of $10,000 or that could reasonably be expected to involve consideration in the twelve month period following the date of this Agreement in excess of $10,000, or (ii) that is otherwise material to the financial condition, results of operations, or current or future business or operations of MicroLine and that is not otherwise listed pursuant to this Section 3.18.

                  (b) Except as set forth on Schedule 3.18(b) to the Disclosure Schedule, none of the items required to be disclosed on Schedule 3.18 to the Disclosure Schedule is terminable as the result of, has increased rights or obligations as a result of, or becomes vested or accelerated by, or otherwise requires the consent or other approval of any other Person with respect to or as a result of, the transactions contemplated by this Agreement. MicroLine is in compliance in all material respects under all leases, licenses, agreements, contracts, permits, plans, and commitments by which any of its properties or assets is bound and, to the knowledge of MicroLine or the Stockholders, no event has occurred that constitutes a violation or breach of or a default (with the passage of time or the giving of notice or both) in respect of any thereof, and each of the other parties thereto or bound thereby has performed all the obligations required to be performed by it to date and is not in material default thereunder. Each of the items required to be disclosed in Schedule 3.18 to the Disclosure Schedule is in full force and constitutes a legal, valid, and binding obligation of MicroLine and the other parties thereto, enforceable in accordance with its terms. Neither MicroLine nor any Stockholder knows or has reason to know that any material client or customer intends to terminate its relationship with MicroLine as a result of the Merger or any of the related transactions. True and complete copies of all items required to be disclosed on Schedule 3.18 to the Disclosure Schedule have been delivered to the Aurora.

         SECTION 3.19. Contracts to Acquire an Interest in MicroLine. There are no contracts, agreements, understandings, or other rights, whether written or oral, granted by MicroLine to any Person pursuant to which such Person may be entitled to receive an equity interest in MicroLine or any payment with respect thereto.

         Section 3.20. Employees. Schedule 3.20(a) to the Disclosure Schedule sets forth an accurate, correct, and complete list of all employees of MicroLine as of the Closing Date, including name, title or position, the present annual compensation or wage rate, any interests in any bonus or incentive compensation plan, and any other perquisite or form of non-cash compensation. To the best of MicroLine's and Stockholders' knowledge, no employee of MicroLine is subject to a non-competition or any other form of agreement, whether written or oral, that would prevent such employee from continuing as an employee of AEG, Aurora, and their respective affiliates upon consummation of the Merger or devoting his full talents, knowledge, and efforts to AEG, Aurora, and their respective affiliates upon consummation of the Merger. Schedule 3.20(b) to the Disclosure Schedule sets forth an accurate and complete list of all loans, debts, and other obligations (collectively, "Employee Loans") owed by any employee of MicroLine to MicroLine.

         SECTION 3.21. Securities Law Matters.


                  (a) Each Stockholder, by reason of his or her business and financial experience, has the capacity to protect his or her interests in investments in unregistered securities such as the Aurora Common Stock to be received pursuant to this Agreement. Each Stockholder has carefully evaluated his or her financial resources and investment position and the risks associated with an investment in the Aurora Common Stock and is able to bear the economic risk of such investment. Each Stockholder's overall commitment to investments that are not readily marketable is not disproportionate to his or her net worth and such Stockholder's investment in the Aurora Common Stock will not cause such overall commitment to become excessive.

                  (b) Each Stockholder has reviewed the merits of an investment in the Aurora Common Stock with tax and legal counsel and an investment advisor to the extent deemed advisable by such Stockholder. Each Stockholder acknowledges that he or she has been given a full opportunity to ask questions of and to receive answers from the officers, agents and representatives of Aurora concerning the terms and conditions of the investment and the business of Aurora and to obtain such other information as desired in order to evaluate an investment in the Aurora Common Stock. Each Stockholder further acknowledges that he or she has relied solely upon his or her own independent investigations, and has received no representation or warranty from Aurora or any of its affiliates, employees or agents. Each Stockholder further acknowledges and understands that no federal or state agency has made any finding or determination as to the fairness of an investment in, or any recommendation or endorsement of, the Aurora Common Stock.

                  (c) Each Stockholder understands that the Aurora Common Stock to be issued pursuant to the Merger will constitute "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be sold, pledged, or otherwise transferred in the absence of an effective registration statement pertaining thereto under the Securities Act and under any applicable state securities laws or an exemption from the registration requirements thereof. Each Stockholder further understands that each certificate representing the Aurora Common Stock to be issued in the Merger will bear substantially the legend set forth in Section 2.03.

         SECTION 3.22. Information Supplied. Without limiting any of the representations and warranties contained in this Agreement, no representation or warranty of MicroLine and no statement by MicroLine or other information contained in the Disclosure Schedule, as of the date of such representation, warranty, statement, or document, contains any untrue statement of material fact, or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made, not misleading.

                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES OF THE AURORA COMPANIES

         The Aurora Companies hereby jointly and severally represent and warrant to MicroLine and the Stockholders as follows:

         SECTION 4.01. Organization. Each of the Aurora Companies is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation, and is duly qualified to do business as a foreign corporation in each jurisdiction in which the failure to be so qualified would affect the validity or enforceability of this Agreement or would have a Aurora Material Adverse Effect. The term "Aurora Material Adverse Effect" means any change, effect, or condition that, individually or when taken together with all other such changes, effects, or conditions, would be materially adverse to the business, operations, assets, financial condition, results of operations, or prospects of the Aurora Companies.

         SECTION 4.02. Capitalization.

                  (a) The authorized capital stock of Aurora, as of February 28, 1997, consists of (i) 50,000,000 shares of common stock, $.03 par value per share, of which 5,742,523 shares were issued and outstanding, and
         (ii) 1,000,000 shares of preferred stock, of which 400,000 shares have been designated as convertible preferred, all 400,000 of which were issued and outstanding (and convertible into 18,823,529 shares of common stock). Each of the outstanding shares of capital stock of Aurora is duly authorized, validly issued, and fully paid and nonassessable, and has not been issued in violation of any preemptive or similar rights under the certificate of incorporation or bylaws of Aurora, federal or state securities laws, or any agreement to which Aurora is a party or by which it is bound.

                  (b) Except as set forth in Schedule 4.02(b) to the Disclosure Schedule, there are no options, warrants, or other rights, agreements, arrangements, or commitments of any character to which Aurora is a party or by which it is bound relating to the issued or unissued capital stock or other securities of Aurora or obligating Aurora to grant, issue, or sell any shares of its capital stock or other securities.

         SECTION 4.03. Aurora Common Stock. The shares of the Aurora Common Stock to be issued pursuant to the Merger will, when issued and delivered at the Closing in accordance with this Agreement, be duly authorized, validly issued, fully paid, and nonassessable and not subject to statutory preemptive rights.

         SECTION 4.04. Authority. Each of the Aurora Companies has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by each of the Aurora Companies and the consummation by each of the Aurora Companies of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of any of the Aurora Companies are necessary to authorize this Agreement and the Ancillary Agreements to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement and the Ancillary Agreements have been duly executed and delivered by each of the Aurora Companies that is a party thereto and, assuming the due authorization, execution, and delivery of this Agreement and the Ancillary Agreements by MicroLine and the Stockholders, constitute the legal, valid, and binding obligations of each of the Aurora Companies that is a party thereto, enforceable in accordance with their respective terms.

         SECTION 4.05. No Conflict; Required Filings and Consents.

                  (a) The execution and delivery of this Agreement and the Ancillary Agreements by each of the Aurora Companies that is a party thereto do not, and the consummation of the transactions contemplated thereby will not, (i) conflict with or violate the certificate of incorporation or bylaws, in each case as amended or restated as of the date of this Agreement, of each Aurora Company; (ii) conflict with or violate any Laws applicable to any Aurora Company or by which any of its properties is bound or subject; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, accelerations or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of any Aurora Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which any Aurora Company is a party or by or to which any Aurora Company or any of its respective properties is bound or subject.

                  (b) The execution and delivery of this Agreement and the Ancillary Agreements by each of the Aurora Companies that is a party thereto do not, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements will not, require any Aurora Company to obtain any consent, license, permit, approval, waiver, authorization, or order of, or to make any filing with or notification to, any Governmental Entity, except for the filing and recordation of the Certificate of Merger as required by California Law and New Jersey Law.

         SECTION 4.06. Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the date of Aurora's most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission, there has not been a Aurora Material Adverse Effect.

         SECTION 4.07. Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder's, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Aurora or any Affiliate of the Aurora for which any Stockholder or MicroLine will have any liability.

         SECTION 4.08. Information Supplied. Without limiting any of the representations and warranties contained in this Agreement, no representation or warranty of Aurora, as of the date of such representation, warranty, or statement contains any untrue statement of material fact, or omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements were made, not misleading.

                                    ARTICLE V

                                    COVENANTS

         SECTION 5.01. Affirmative Covenants of MicroLine and the Stockholders. MicroLine and the Stockholders hereby covenant and agree that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by Aurora, MicroLine will, and the Stockholders will cause MicroLine, (a) to operate in the ordinary course of business and consistent with past practices and use their best efforts to preserve the goodwill of MicroLine and of its employees, customers, suppliers, and others having business dealings with MicroLine; (b) except as contemplated by this Agreement, not to engage in any transaction outside the ordinary course of business, including, without limitation, by making any material expenditure, investment, or commitment or entering into any material agreement or arrangement of any kind; (c) to maintain all insurance policies and all Company Permits that are required for MicroLine to carry on its business; (d) not to take or permit any action that would cause the conditions on the obligations of the parties to effect the transactions contemplated by this Agreement not to be fulfilled, including, without limitation, by taking or causing to be taken any action that would cause the representations and warranties made by the Stockholders in this Agreement not to be true and correct; (e) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock;
(f) split, combine, or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock; (g) not to sell, lease, exchange, mortgage, pledge, transfer, or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer, or otherwise dispose of, any of its material assets or any interest therein, except for dispositions of inventories and of assets in the ordinary course of business and consistent with past practice; and (h) to take all reasonable steps to cause to be fulfilled the conditions precedent to the Aurora Companies' obligations to consummate the transactions contemplated by this Agreement that are dependent on the actions of the Stockholders or MicroLine.

         SECTION 5.02. No-Shop Provisions. Until the earlier of the Closing Date or June 30, 1997, the Stockholders will each comply and cause MicroLine to comply with the following no-shop provisions: (a) MicroLine and the Stockholders will each negotiate exclusively and in good faith with Aurora with respect to the sale of MicroLine; (b) neither MicroLine nor any Stockholder will, directly or indirectly (through agents or otherwise), encourage or solicit any inquiries or accept any proposals by, or engage in any discussions or negotiations with or furnish any information to, any other Person concerning a sale of a substantial portion of the assets or business of MicroLine (whether through an asset sale, stock sale, merger or otherwise); and (c) MicroLine and the Stockholders will promptly communicate to Aurora the material substance of any inquiry or proposal concerning any such transaction that may be received by any of them.

         SECTION 5.03. Access and Information. The Stockholders have caused and will, until the Closing Date, continue to cause Aurora and its representatives to have reasonable access to MicroLine's directors, officers, employees, agents, assets, and properties and all relevant books, records and documents of or relating to the business and assets of MicroLine during normal business hours and will furnish to Aurora such information, financial records and other documents relating to MicroLine and its operations and business as Aurora may reasonably request. The Stockholders will permit Aurora and its representatives reasonable access to MicroLine's accountants, auditors, customers, and suppliers having dealings with MicroLine for consultation or verification of any information obtained by Aurora and will use their respective best efforts to cause such Persons to cooperate with Aurora and its representatives in such consultation and in verifying such information.

         SECTION 5.04. Supplemental Disclosure. The Stockholders will promptly supplement or amend each of the Disclosure Schedules with respect to any matter that arises or is discovered after the date of this Agreement that, if existing or known at the date of this Agreement, would have been required to be set forth or listed in the Disclosure Schedule; provided that, for purposes of determining the rights and obligations of the parties under this Agreement (other than the obligations of the Stockholders under this Section 5.04), any such supplemental or amended disclosure will not be deemed to have been disclosed to Aurora unless Aurora otherwise expressly consents in writing.

         SECTION 5.05. Consent and Release of the Stockholders. For purposes of the state corporation law governing MicroLine, this Agreement constitutes a written consent of the all Stockholders with respect to the Merger, approving the execution and delivery of this Agreement by MicroLine and the consummation of the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements. Effective upon the Closing, each Stockholder, for himself and his heirs, executors, administrators, successors, and assigns, hereby, subject to Section 5.09, fully and unconditionally releases and forever discharges and holds harmless MicroLine and its employees, officers, directors, successors, and assigns from any and all Claims of every kind and nature whatsoever, whether or not now existing or known, relating in any way, directly or indirectly, to MicroLine, that such Stockholder may now have or may hereafter claim to have against MicroLine or any of its employees, officers, directors, successors, or assigns.

         SECTION 5.06. Publicity. The Aurora Companies and the Stockholders will cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated by this Agreement. Neither the Aurora Companies, on the one hand, nor MicroLine or the Stockholders, on the other hand, will issue or make, or allow to have issued or made, any press release or public announcement concerning the transactions contemplated by this Agreement without the advance approval in writing of the form and substance thereof by the other parties, unless otherwise required by applicable legal or stock exchange requirements.

         SECTION 5.07. Transaction Costs. Each party will pay prior to the Closing all attorneys', accountants', finders', brokers', investment banking and other fees, costs and expenses incurred by such party in connection with the preparation, negotiation, execution, and performance of this Agreement or any of the transactions contemplated by this Agreement, provided that (in addition to any other remedies that the Aurora Companies may have under this Agreement), the Stockholders, jointly and severally, agree to reimburse Aurora for all of MicroLine's expenses incurred in connection with the transactions contemplated by this Agreement and to reimburse the Aurora for all of its expenses incurred in connection with this Agreement if Aurora terminates this Agreement as a result of any breach by MicroLine or the Stockholders. Aurora agrees to reimburse the Stockholders for all of MicroLine's and Stockholders' expenses incurred in connection with this Agreement if MicroLine and the Stockholders terminate this Agreement as a result of any breach by Aurora.

         SECTION 5.08. Registration of Merger Shares; Listing on AMEX. Within thirty (30) days after the Effective Time, Aurora covenants and agrees that it will use commercially reasonable efforts to cause the preparation and filing of a registration statement on Form S-3 with the Securities and Exchange Commission (the "SEC") for the purpose of registering the Merger Shares; provided that, notwithstanding the foregoing, Aurora may postpone the preparation of such registration statement for thirty (30) days after which time Aurora will use commercially reasonable efforts to prepare and file such registration statement. Promptly after the registration of the Merger Shares with the SEC, Aurora covenants and agrees to prepare and file with the American Stock Exchange ("AMEX") an additional listing application for the purpose of listing the Merger Shares on the AMEX. All costs of preparing and filing the registration statement with the SEC and listing the Merger Shares on the AMEX will be borne by Aurora.

         SECTION 5.09. Payment of MicroLine and Stockholder Liabilities. Aurora covenants and agrees to pay (a) the credit card charges payable of Thomas M. Peck and Anthony Duca set forth on Schedule 2.01(b) to the Disclosure Schedule within thirty (30) days after the receipt by Aurora of MicroLine financial statements dated as of March 31, 1997, (b) the outstanding balance of the officer loans payable set forth on Schedule 2.01(b) to the Disclosure Schedule within thirty (30) days after the receipt by Aurora of MicroLine financial statements dated as of March 31, 1997, and (c) the credit card charges payable of MicroLine set forth on Schedule 2.01(b) in a timely manner in Aurora's sole discretion, but in any event not later than December 31, 1997.

                                   ARTICLE VI

                                 INDEMNIFICATION

         SECTION 6.01. Indemnification of Aurora. The Stockholders will jointly and severally indemnify and hold Aurora, its subsidiaries (including AEG), and their respective directors, officers, employees, and agents (collectively, the "Aurora Parties") harmless from any and all Claims that any Aurora Party may suffer or incur as a result of or relating to the breach or inaccuracy, or any alleged breach or inaccuracy (except that in determining the dollar amount of Claims resulting from the breach or inaccuracy of any representation or warranty that is qualified by the concept of materiality, such qualification will not be taken into account), of any of the representations, warranties, covenants, or agreements made by the Stockholders or MicroLine in this Agreement or pursuant to the Ancillary Agreements; provided, however, that Aurora will not be entitled to indemnification under this Section 6.01 unless the aggregate amount of all Claims exceeds $10,000, in which case Aurora will be entitled to indemnification for amounts only in excess of $10,000, and further provided that Aurora will not be entitled to indemnification under this Section 6.01 if and to the extent that Claims aggregate more than $560,000.

         SECTION 6.02. Indemnification of the Stockholders. Aurora will indemnify and hold the Stockholders and their heirs and agents (collectively, the "Stockholder Parties") harmless from any and all Claims that any Stockholder Party may suffer or incur as a result of or relating to the breach or inaccuracy, or any alleged breach or inaccuracy (except that in determining the dollar amount of Claims resulting from the breach or inaccuracy of any representation or warranty that is qualified by the concept of materiality, such qualification will not be taken into account), of any of the representations, warranties, covenants, or agreements made by the Aurora Companies in this Agreement or pursuant to the Ancillary Agreements; provided, however, that the Stockholders will not be entitled to indemnification under this Section 6.02 unless the aggregate amount of all Claims exceeds $10,000, in which case the Stockholders will be entitled to indemnification for amounts only in excess of $10,000, and further provided that the Stockholders will not be entitled to indemnification under this Section 6.02 if and to the extent that Claims aggregate more than $560,000.

         SECTION 6.03. Notice. Any party entitled to receive indemnification under this Article VI (the "Indemnified Party") agrees to give prompt written notice to the party or parties required to provide such indemnification (the "Indemnifying Parties") upon the occurrence of any indemnifiable claim or the assertion of any claim or the commencement of any action or proceeding in respect of which such a claim may reasonably be expected to occur (a "Loss Claim"), but the Indemnified Party's failure to give such notice will not affect the obligations of the Indemnifying Party under this
Article VI except to the extent that the Indemnifying Party is materially prejudiced thereby and will not affect the Indemnifying Party's obligations or liabilities otherwise than under this Article VI. Such written notice will set forth a reference to the event or events forming the basis of such Loss or Loss Claim and the estimated amount involved, unless such amount is uncertain or contingent, in which event the Indemnified Party will give a later written notice when the amount becomes fixed.

         SECTION 6.04. Defense of Claims. The Indemnifying Party may elect to assume and control the defense of any Loss Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses related thereto, if (a) the Indemnifying Party provides reasonable evidence to the Indemnified Party of its financial ability to satisfy such indemnification obligation; (b) the Loss Claim does not seek to impose any liability or obligation on the Indemnified Party other than for money damages; and (c) the Loss Claim does not relate to the Indemnified Party's relationship with its customers or employees. If such conditions are satisfied and the Indemnifying Party elects to assume and control the defense of a Loss Claim, then (i) the Indemnifying Party will not be liable for any settlement of such Loss Claim effected without its consent; (ii) the Indemnifying Party may settle such Loss Claim without the consent of the Indemnified Party; and (iii) the Indemnified Party may employ separate counsel and participate in the defense thereof, but the Indemnified Party will be responsible for the fees and expenses of such counsel unless the Indemnifying Party has failed to adequately assume the defense of such Loss Claim or to employ counsel with respect thereto. If such conditions are not satisfied, the Indemnified Party may assume and control the defense of the Loss Claim; provided that the Indemnified Party may not settle any such Loss Claim without the consent of the Indemnifying Party, which consent will not be unreasonably withheld (and the Indemnifying Party will not be liable for any Claims resulting from a settlement effected in violation of this clause).

         SECTION 6.05. Survival; Remedies. All representations and warranties made in or pursuant to this Agreement will survive until the second anniversary of the Closing. All statements contained in any schedule, certificate, or other writing delivered in connection with this Agreement or the Ancillary Agreements or the transactions contemplated by this Agreement or the Ancillary Agreements will constitute representations and warranties under this Agreement. Each party agrees that no other party to this Agreement will be under any duty, express or implied, to make any investigation of any representation or warranty made by any other party to this Agreement, and that no failure to so investigate will be considered negligent or unreasonable. All remedies under this Agreement will be cumulative and not exclusive.


                                   ARTICLE VII

                               CLOSING CONDITIONS

         SECTION 7.01. Conditions to Obligations of the Aurora Companies. The obligations of the Aurora Companies to effect the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing in the absolute discretion of the Aurora, in whole or in part:

                  (a) Each of the representations and warranties of MicroLine and the Stockholders contained in this Agreement must be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date.

                  (b) MicroLine and the Stockholders must have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

                  (c) There must be no pending or threatened litigation in any court or any proceeding before or by any Governmental Entity against the Stockholders, MicroLine, or Aurora to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated by this Agreement or the Ancillary Agreement.

                  (d) All contractual and governmental consents, approvals, and notifications required must have been obtained or given.

                  (e) Thomas M. Peck and Anthony Duca must have entered into an employment agreement, substantially in the form of Exhibit B-1 and Exhibit B-2, respectively.

                  (f) Aurora must have received the opinion of counsel to MicroLine, dated the Effective Date, addressed to Aurora and AEG, substantially in the form of Exhibit C.

                  (g) MicroLine and the Stockholders must have delivered to Aurora a closing certificate, substantially in the form of Exhibit D-1 and Exhibit D-2, respectively.

                  (h) MicroLine must have delivered to Aurora a certificate of the secretary of MicroLine, substantially in the form of Exhibit E.

         SECTION 7.02. Conditions to Obligations of MicroLine and the Stockholders. The obligations of MicroLine and the Stockholders to effect the Merger and the other transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived in writing in the absolute discretion of MicroLine, in whole or in part:

                  (a) Each of the representations and warranties of the Aurora Companies contained in this Agreement must be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date.

                  (b) The Aurora Companies must have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

                  (c) There must be no pending or threatened litigation in any court or any proceeding before or by any Governmental Entity against the Stockholders, MicroLine, or Aurora to restrain or prohibit or obtain damages or other relief with respect to this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated by this Agreement or the Ancillary Agreement.

                  (d) All contractual and governmental consents, approvals, and notifications must have been obtained or given.

                  (f) Aurora must have executed and delivered the employment agreements substantially in the form of Exhibit B-1 and Exhibit B-2.

                  (g) MicroLine shall have received the opinion of counsel to Aurora and AEG, dated the Effective Date, addressed to MicroLine, substantially in the form of Exhibit F.


                                  ARTICLE VIII

                                  MISCELLANEOUS

         SECTION 8.01. Termination. This Agreement and the transactions contemplated by this Agreement may be terminated and abandoned (a) at any time prior to the Closing by mutual written consent of Aurora, MicroLine, and the Stockholders; or (b) by either Aurora, on the one hand, or MicroLine of the Stockholders, on the other hand, if a condition to performance by the terminating party or parties under this Agreement has not been satisfied or waived prior to June 30, 1997. Notwithstanding the foregoing clause (b), (i) Aurora may not terminate this Agreement if the event giving rise to its termination right results from Aurora's willful failure to perform or observe any of its covenants or agreements set forth herein or if Aurora is, at such time, in breach of this Agreement, and (ii) MicroLine or the Stockholders may not terminate this Agreement if the event giving rise to its termination right results from the willful failure of MicroLine or any Stockholder to perform or observe any of its covenants or agreements set forth in this Agreement or if any Stockholder is, at such time, in breach of this Agreement. The right of any party to terminate this Agreement pursuant to this Section 8.01 will remain operative and in full force and effect regardless of any investigation made by or on behalf of any party, any Person controlling any such party, or any of their respective officers, directors, representatives, or agents, whether before or after the execution of this Agreement. Upon termination of this Agreement pursuant to Section 8.01, this Agreement will become void, there will be no liability on the part of the Aurora Companies, on the one hand, or MicroLine or the Stockholders, on the other hand, to the other and all rights and obligations of each party to this Agreement will cease, except that nothing in this Agreement will relieve any party of any liability for (a) any breach of such party's covenants or agreements contained in this Agreement, or (b) any knowing or willful breach of such party's representations or warranties contained in this Agreement.

         SECTION 8.02. Notices. All notices that are required or may be given pursuant to this Agreement must be in writing and delivered personally, by a recognized courier service, by a recognized overnight delivery service, by telecopy or by registered or certified mail, postage prepaid, to the parties at the following addresses (or to the attention of such other person or such other address as any party may provide to the other parties by notice in accordance with this Section 8.02):

                  If to Aurora:

                           Aurora Electronics, Inc.
                           9477 Waples Drive, Suite 150
                           San Diego, California 92121
                           Attention:  Chief Executive Officer
                           Telecopy: (619) 552-8942
                  with a copy to:

                           H. Lynn Moore, Jr.
                           Hughes & Luce, L.L.P.
                           1717 Main Street, Suite 2800
                           Dallas, Texas 75201
                           Telecopy:  (214) 939-5849

                  If to MicroLine or the Stockholders:

                           MicroLine, Inc.
                           89 Park Avenue
                           Flemington, New Jersey 08822
                           Attention:  President
                           Telecopy:  (908) 782-5877

                  with a copy to:

                           Larry Wiseman
                           Blank Rome Comisky & McCauley
                           11th Floor
                           4 Penn Center
                           Philadelphia, Pennsylvania 19103
                           Telecopy:  (215) 988-6910

Any such notice or other communication will be deemed to have been given and received (whether actually received or not) on the day it is personally delivered or delivered by courier or overnight delivery service or sent by telecopy or, if mailed, when actually received.

         SECTION 8.03. Attorneys' Fees and Costs. If attorneys' fees or other costs are incurred to secure performance of any obligations under this Agreement, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys' fees and costs incurred in connection therewith.

         SECTION 8.04. Further Assurances. Each party agrees to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the transactions contemplated by this Agreement.

         SECTION 8.05. Counterparts. This Agreement may be executed in one or more counterparts for the convenience of the parties to this Agreement, all of which together will constitute one and the same instrument.

         SECTION 8.06. Certain Definitions. For the purposes of this Agreement, the following terms have the meanings specified:

                  (a) "Affiliate" means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

                  (b) "Control" (including the terms "controlling," "controlled," "controlled by," and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities, or as trustee or executor, by contract or credit arrangement or otherwise.

                  (c) "Knowledge" or "to the knowledge of" and other phrases of like substance are to be broadly construed (i) to include the knowledge of the Person making the representation and (ii) to represent that the Person making the representations has made or caused such inquiry and investigation to be made into the matter represented to be true as such Person in good faith believes to be reasonable and sufficient.

                  (d) "Person" will be broadly construed to include to mean an individual, corporation, partnership, association, trust, unincorporated organization, Governmental Entity, other entity or group (as used in Section l3(d) of the Exchange Act).

                  (e) "Tax" or "taxes" means any and all taxes, charges, fees, levies, assessments, duties, or other amounts payable to any federal, state, local, or foreign taxing government, authority, or agency, including, without limitation, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer, and gains taxes; (ii) customs, duties, imposts, charges, levies, or other similar assessments of any kind; and (iii) interest, penalties, and additions to tax imposed with respect thereto.

         SECTION 8.07. Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned or delegated by any Stockholders or Aurora, without the prior written consent of the other parties; except that Aurora may assign its rights and obligations under this Agreement to any direct or indirect subsidiary of Aurora. This Agreement is not intended to confer any rights or benefits to any Person (including, without limitation, any employees of MicroLine) other than the parties to this Agreement.

         SECTION 8.08. Entire Agreement. This Agreement and the related documents contained as Exhibits and Schedules to this Agreement or expressly contemplated by this Agreement contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof. This Agreement cannot be modified or amended except in writing signed by the party against whom enforcement is sought. The Exhibits and Schedules to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes.

         SECTION 8.9. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants under this Agreement, including, without limitation, failure to take all actions as are necessary on its part to the consummation of the Merger or any violation of the covenants set forth in Article V, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents, notwithstanding Section 8.11, to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations under this Agreement or any Ancillary Agreement.

         SECTION 8.10. GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CONFLICTS-OF-LAW, RULE, OR PRINCIPLE THAT MIGHT REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

         SECTION 8.11 Arbitration. Any controversy, dispute, or claim arising under this Agreement will be finally settled by arbitration conducted in accordance with the American Arbitration Association Rules in effect on the date of this Agreement. Notwithstanding any provision of the American Arbitration Association Rules, any such arbitration will be conducted before and decided by a three-person panel of arbitrators. Each party will be entitled to select one individual to serve on the panel, and the two individuals so selected will select the third individual to serve on the panel. Any such arbitration will take place in the City of San Diego, California. The arbitrators in any such arbitration will apply the laws of the State of California and the United States of America. In any arbitration under this Agreement, this Agreement will be deemed to have been made in, and shall be governed by and construed under the laws of, the State of California and the United States of America. Any decision rendered by the arbitrators will be final and binding and judgment thereon may be entered in any court having jurisdiction or application may be made to such court for an order of enforcement as the case may require. The parties intend that this agreement to arbitrate be irrevocable. If arbitration is invoked in accordance with the provisions of this Agreement, the prevailing party in the arbitration will be entitled to recover from the other all costs, fees, and expenses pertaining or attributable to such arbitration, including reasonable attorneys' fees.

                  [remainder of page intentionally left blank]

         IN WITNESS WHEREOF, each of the parties to this Agreement has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.


                                  AURORA ELECTRONICS, INC.,
                                  a Delaware corporation


                                  By:__________________________________________
                                  Name:   _____________________________________
                                  Title:  _____________________________________


                                  AURORA ELECTRONICS GROUP, INC.,
                                  a California corporation and wholly-owned subsidiary of Aurora Electronics, Inc.


                                  By:__________________________________________
                                  Name:   _____________________________________
                                  Title:  _____________________________________


                                  MICROLINE, INC.,
                                  a New Jersey corporation


                                  By:__________________________________________
                                  Name:   _____________________________________
                                  Title:  _____________________________________

                                  STOCKHOLDERS



                                  ---------------------------------------------
                                                 Thomas M. Peck



                                  ---------------------------------------------
                                                 Anthony Duca



                                  ---------------------------------------------
                                                 David Peck



                                  ---------------------------------------------
                                                 Adrienne Peck

Exhibits

Exhibit A      Form of Letter of Transmittal
Exhibit B-1    Form of Employment Agreement for Thomas M. Peck
Exhibit B-2    Form of Employment Agreement for Anthony Duca
Exhibit C      Legal Opinion of Counsel for MicroLine
Exhibit D      Closing Certificate of MicroLine
Exhibit E      Secretary Certificate of MicroLine
Exhibit F      Legal Opinion of Counsel for the Aurora Companies


Disclosure Schedules

Schedule 2.01(b)    Liabilities Reducing Purchase Price
Schedule 3.01       Stockholders
Schedule 3.03(c)    Agreements to Issue MicroLine Stock
Schedule 3.05(a)    Conflicts
Schedule 3.07(a)    Financial Statements
Schedule 3.07(b)    Liabilities
Schedule 3.08       Material Changes Since the Balance Sheet Date
Schedule 3.10(a)    Employee Benefit Plans
Schedule 3.10(g)    Employment Contracts
Schedule 3.11(b)    Unexpired or Extended Statute of Limitation on Tax Return
Schedule 3.11(k)    Basis in Assets; Net Operating Loss
Schedule 3.15       Insurance
Schedule 3.17       Intellectual Property
Schedule 3.18(a)    Material Contracts
Schedule 3.18(b)    Contracts/Permits Terminable Because of Merger Agreement
Schedule 3.20(a)    Employees
Schedule 3.20(b)    Employee Loans
Schedule 4.02(b)    Agreement to Issue Aurora Stock

                                    EXHIBIT A

                              LETTER OF TRANSMITTAL

                              LETTER OF TRANSMITTAL

                      To Surrender Shares of Common Stock
                             No Par Value Per Share
                                       of

                                 MICROLINE, INC.

               for Shares of Aurora Electronics, Inc. Common Stock
                  Pursuant to the Agreement and Plan of Merger
                           Dated as of March 31, 1997

                                    MAIL TO:

                            Aurora Electronics, Inc.
                          9477 Waples Street, Suite 150
                           San Diego, California 92121
                           Attention: Debbie Nicholls


                      For Information Call: (619) 555-1213
              Delivery of this instrument to an address other than
            as set forth above does not constitute a valid delivery.

              PLEASE READ AND FOLLOW THE ACCOMPANYING INSTRUCTIONS

Ladies and Gentlemen:

         In connection with the Agreement and Plan of Merger (the "Merger Agreement") dated as of March 31, 1997 by and among Aurora Electronics, Inc., a Delaware corporation ("Aurora"), Aurora Electronics Group, Inc., a California corporation and wholly-owned subsidiary of Aurora, MicroLine, Inc., a New Jersey corporation ("MicroLine"), and the stockholders of MicroLine named therein, and in compliance with the instructions set forth below in this Letter of Transmittal, the undersigned surrenders to you for cancellation and exchange for ______ shares of Aurora Common Stock, $0.03 par value ("Aurora Common Stock") for each share of MicroLine Common Stock, no par value ("MicroLine Common Stock"), the following shares of MicroLine Common Stock:

--------------------------------------------------------------------------------------
            DESCRIPTION OF SHARES OF MICROLINE COMMON STOCK ENCLOSED
--------------------------------------------------------------------------------------

                                                        MICROLINE STOCK CERTIFICATE(S)
 NAME, ADDRESS, AND EMPLOYER IDENTIFICATION             ENCLOSED (PLEASE LIST BELOW -
  NUMBER OR SOCIAL SECURITY NUMBER OF, AND              ATTACH ADDITIONAL SHEETS IF
NUMBER OF SHARES HELD BY, REGISTERED HOLDER(S)                   NECESSARY)
--------------------------------------------------------------------------------------
                                                          Certificate       Number of
                                                           Number(s)          Shares
                                                         -----------------------------
                                                         -----------------------------
                                                         -----------------------------
                                                         -----------------------------
                                                         -----------------------------
                                                         Total Shares:
--------------------------------------------------------------------------------------

NOTE: DO NOT SIGN CERTIFICATE(S) UNLESS YOU ARE COMPLETING SPECIAL ISSUANCE OR DELIVERY INSTRUCTIONS BELOW

         The undersigned represents and warrants that the undersigned has full power and authority to surrender the certificate(s) for the shares of MicroLine Common Stock surrendered herewith, free and clear of any liens, claims, charges or encumbrances whatsoever.

--------------------------------------------------------------------------------

                          SPECIAL DELIVERY INSTRUCTIONS
                               (SEE INSTRUCTION 3)

         Fill in ONLY if Aurora Common Stock is to be delivered to someone other than the undersigned or to the undersigned at an address other than that shown above. Deliver certificate(s) and check(s) to:

Name___________________________________________________________________________
                  (Please Print: First, Middle & Last Name)
Address________________________________________________________________________
                           (Number and Street)

_______________________________________________________________________________
                        (City, State and Zip Code)


--------------------------------------------------------------------------------

         Certificate(s) must be endorsed and signatures guaranteed if the new certificates representing shares of Aurora Common Stock are to be mailed to any person(s) other than the person(s) signing this Letter of Transmittal.

         You are instructed to issue to the undersigned as instructed below a new certificate or certificates representing the number of whole shares of Aurora Common Stock to which I am entitled.

         Aurora hereby reserves the absolute right to reject any and all certificates representing MicroLine Common Stock or Letters of Transmittal not in proper form or to waive any irregularities or defects in the surrender of any certificates representing MicroLine Common Stock delivered in connection herewith, and Aurora's interpretation of the terms and conditions of the Merger Agreement and this Letter of Transmittal with respect to such irregularities and defects shall be final and binding. All authority herein conferred shall survive the death or incapacity of the undersigned and all obligations of the undersigned hereunder shall be binding on the heirs, personal representatives, successors or assigns of the undersigned.

PLEASE SIGN HERE

X                                                    Dated:              , 199
--------------------------------------------------------------------------------
(Must be signed by registered holder(s) exactly as name(s) appear(s) on certificate(s). If signing is by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact or other person acting in a fiduciary or representative capacity, please set forth full title and endorse proper evidence of authority to so act.) (See Instruction 2)

--------------------------------------------------------------------------------
                        (Area Code and Telephone Number)

--------------------------------------------------------------------------------
                 (Tax Identification or Social Security Number)

                INSTRUCTIONS FOR SURRENDERING SHARES OF MICROLINE
                 COMMON STOCK FOR SHARES OF AURORA COMMON STOCK


         1. Letter of Transmittal. This Letter of Transmittal must be properly completed, duly executed, dated, and delivered or mailed to Aurora at the appropriate address set forth on the first page of this Letter of Transmittal together with (a) the MicroLine Common Stock certificate(s) you are surrendering in order to exchange whole shares of MicroLine Common Stock for shares of Aurora Common Stock, on the basis of _____ shares of Aurora Common Stock for each share of MicroLine Common Stock (the "Payment") and (b) any other required documents. The method of delivery is at the option and the risk of the holder. MicroLine Common Stock may be surrendered in person or by mail. IF SENT BY MAIL, REGISTERED MAIL PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, IS RECOMMENDED.

         UNTIL A SHAREHOLDER HAS SURRENDERED HIS OR HER MICROLINE COMMON STOCK CERTIFICATE(S), OR A SATISFACTORY BOND, AFFIDAVIT, AND OTHER DOCUMENTATION RELATING TO THE LOSS OF THE MICROLINE COMMON STOCK CERTIFICATE(S) TO AURORA, HE OR SHE WILL NOT RECEIVE THE PAYMENT. NO INTEREST WILL BE PAYABLE WITH RESPECT TO THE PAYMENT ON SURRENDER OF MICROLINE COMMON STOCK CERTIFICATE(S).

         2. Signatures. The signature (or signatures, in the case of certificates owned by two or more joint holders) on this Letter of Transmittal should correspond exactly with the name(s) as written on the face of the MicroLine Common Stock certificate(s) surrendered.

         If this Letter of Transmittal is signed by a trustee, executor, administrator, guardian, officer of a corporation, attorney-in-fact or other person acting in a fiduciary or representative capacity, the person signing must give his or her full title in such capacity and enclose appropriate evidence or his or her authority to so act. If additional documents are required by Aurora, you will be so advised by letter.

         3. Special Issuance and Delivery Instructions. Indicate in Special Delivery Instructions the name and address to which the new certificate is to be sent if they are to be sent (i) to someone other than the person(s) signing this Letter of Transmittal, or (ii) to the person(s) signing this Letter of Transmittal at an address other than that appearing on the label on the face of this Letter of Transmittal.

         4. Miscellaneous. Aurora is under no duty to give notification of defects in any Letter of Transmittal or facsimile or in any other required documents and shall not incur any liability for failure to give such notification. Any and all Letters of Transmittal or facsimiles (including any other required documents) not in proper form are subject to rejection. The terms and conditions of the Merger Agreement are incorporated herein by reference and are deemed to form part of the terms and conditions of this Letter of Transmittal.

                           EXHIBIT B-1 AND EXHIBIT B-2

            EMPLOYMENT AGREEMENTS FOR THOMAS M. PECK AND ANTHONY DUCA

                                    EXHIBIT C

                  LEGAL OPINION OF COUNSEL FOR MICROLINE, INC.

                           EXHIBIT D-1 AND EXHIBIT D-2

           CLOSING CERTIFICATE OF MICROLINE, INC. AND THE STOCKHOLDERS

                                 MICROLINE, INC.

                               CLOSING CERTIFICATE


         The undersigned hereby certifies on behalf of MicroLine, Inc., a New Jersey corporation (the "Company"), pursuant to Article VII of the Agreement and Plan of Merger, dated as of March 31, 1997 (the "Merger Agreement"), by and between Aurora Electronics, Inc., a Delaware corporation ("Aurora"), Aurora Electronics Group, Inc., a California corporation and wholly-owned subsidiary of Aurora, the Company, and the stockholders of the Company named therein, that:

         1. All representations and warranties of the Company contained in the Merger Agreement are true and correct at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing.

         2. The Company has performed and complied with all the covenants and agreements and satisfied the conditions required by the Merger Agreement to be performed, complied with, or satisfied by them at or prior to the Closing.

         All capitalized terms not otherwise defined have the meanings ascribed to them in the Merger Agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Certificate as of March 31, 1997.

                                        MICROLINE, INC.



                                        By: ___________________________
                                        Its: ___________________________

                               CLOSING CERTIFICATE

                             OF THE STOCKHOLDERS OF

                                 MICROLINE, INC.


         The undersigned hereby certify, pursuant to Article VII of the Agreement and Plan of Merger, dated as of March 31, 1997 (the "Merger Agreement"), by and between Aurora Electronics, Inc., a Delaware corporation ("Aurora"), Aurora Electronics Group, Inc., a California corporation and wholly-owned subsidiary of Aurora, MicroLine, Inc., a New Jersey corporation (the "Company"), and the stockholders of the Company named therein, that:

         1. All representations and warranties of the Stockholders contained in the Merger Agreement are true and correct at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing.

         2. The Stockholders have performed and complied with all the covenants and agreements and satisfied the conditions required by the Merger Agreement to be performed, complied with, or satisfied by them at or prior to the Closing.

         All capitalized terms not otherwise defined have the meanings ascribed to them in the Merger Agreement.

         IN WITNESS WHEREOF, the undersigned have executed this Certificate as of March 31, 1997.

                                        STOCKHOLDERS:



                                        ------------------------------
                                                Thomas M. Peck



                                        ------------------------------
                                                 Anthony Duca



                                        ------------------------------
                                                 David Peck



                                        ------------------------------
                                                Adrienne Peck

                                    EXHIBIT E

                   CERTIFICATE OF SECRETARY OF MICROLINE, INC.

                           CERTIFICATE OF SECRETARY OF

                                 MICROLINE, INC.


         The undersigned, being the duly elected and qualified Secretary of MicroLine, Inc., a New Jersey corporation ("MicroLine"), hereby certifies, on behalf of MicroLine, pursuant to Article VII of the Agreement and Plan of Merger, dated as of March 31, 1997 (the "Merger Agreement"), by and between Aurora Electronics, Inc., a Delaware corporation ("Aurora"), Aurora Electronics Group, Inc., a California corporation and wholly-owned subsidiary of Aurora, MicroLine, and the stockholders of MicroLine named therein, that:

                  1. Attached as Exhibit A are true, correct, and complete copies of the articled of incorporation and bylaws of MicroLine, and such articles and bylaws are in full force and effect on the date of this Certificate. No action has been taken for the purpose of amending or modifying any of such articles and bylaws.

                  2. Attached as Exhibit B are true, correct, and complete copies of resolutions duly adopted by unanimous written consent of the Board of Directors of MicroLine relating to the Merger Agreement and the transactions contemplated thereby. Such resolutions are the only resolutions relating to the Merger Agreement and they have not been amended, modified, or rescinded since their adoption and are still in full force and effect as of the date of this Certificate.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Secretary on behalf of MicroLine as of March 31, 1997.


                                        MICROLINE, INC.


                                        By: ___________________________________

                                        Name: _________________________________

                                    EXHIBIT F

              LEGAL OPINION OF COUNSEL FOR AURORA ELECTRONICS, INC.
                       AND AURORA ELECTRONICS GROUP, INC.